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CSP INC.
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On February 7, 2013 CSP, Inc. issued the following press release:

Contact:    Gary Levine
Chief Financial Officer
CSP Inc.
Tel: 978.663.7598 ext. 1200
Fax: 978.663.0150

Leading Independent Proxy Advisory Firms Recommend CSP Inc. Shareholders
Support CSP Inc. Director Nominees

Company Responds to North & Webster

BILLERICA, MA, February 7, 2013 – CSP Inc. (NASDAQ: CSPI), a provider of IT solutions, systems integration services and dense cluster computing systems, announced today that two of the U.S. leading independent proxy advisory firms, Glass, Lewis & Co. (Glass Lewis) and Institutional Shareholder Services Inc. (ISS), have recommended that shareholders vote for CSP Inc.’s director nominees at the upcoming annual meeting on the White proxy card.
In addition, late yesterday the Board of Directors of CSP Inc. received another unsolicited letter from North & Webster, LLC, which stated that it is prepared to enter into a confidentiality agreement with CSP Inc. in connection with its latest purported offer to acquire the Company. The letter specifies a number of conditions precedent to any such offer.
The Company is in the middle of an expensive, time-consuming proxy contest initiated by North & Webster. Contrary to what North & Webster states in its press release today, after our 2013 Annual Meeting has been concluded, the directors elected by CSP’s stockholders will have the opportunity to prudently consider North & Webster’s latest proposal.
Your management and directors are committed to CSP’s continued improvement in financial performance, and the creation of sustainable long-term value for CSP stockholders. The Board of Directors will remain open to stockholder ideas and suggestions about creating value for all stockholders.
In its report, Glass Lewis noted, “In review of available documentation, we consider the Dissident’s solicitation wholly unworthy of support by unaffiliated shareholders. From the start, it is apparent NW’s unconvincing and slapdash governance argument is used as an effectively transparent veil for the Dissident’s attempt to force a sale by taking control of the board. Perhaps more importantly still, absent some clear indication of malfeasance, we believe a decision as critical as initiating a process that could prospectively result in a sale of the Company is vested entirely in the board, and not, as it were, in the conflicted hands of a five-month shareholder. Based on these factors and the significant positive governance changes undertaken by the incumbent board, we believe shareholders should reject NW’s solicitation at this time.”
ISS advised, “As the dissidents have not made a compelling case for change, we do not recommend shareholders vote for dissident nominees to replace incumbent directors.” ISS also noted that North & Webster’s board nominee Sam Kidston “if elected here, would be considered overboarded under standard ISS policy” since he already is the CEO of a publicly traded company and serves on the boards of three other companies.”
None of North & Webster’s four director candidates appear to possess any relevant business experience in CSP’s two primary business segments, nor has North & Webster put forth any plan to help grow CSP’s business and create long-term stockholder value. If shareholders should receive any proxy materials from North & Webster, the Company urges that they completely disregard them and take no action. The Company asks all CSP Inc. shareholders to vote for the Company’s director nominees, by signing, dating and returning the proxy card or voting instruction form today.

For your further convenience, you may also vote by phone or Internet, by following the instructions on the proxy card or voting form. If you have any questions or need any assistance with voting your shares, please contact The Proxy Advisory Group, LLC, who is assisting your Company in this matter, toll-free at (888) 337-7799 or (888) 33-PROXY.

About CSP Inc.
Based in Billerica, Massachusetts and founded in 1968, CSP Inc. and its subsidiaries develop and market IT integration solutions and high-performance computer systems to meet the diverse requirements of our industrial, commercial, and defense customers worldwide.

CSP’s Systems segment includes the MultiComputer Division, which designs and manufactures commercial high-performance computer signal processing systems for a variety of complex real time applications in defense and commercial markets.  The Company’s MODCOMP Inc. subsidiary, also part of its Service and Systems Integration segment was founded in 1970, and has offices in the U.S., U.K. and Germany. Modcomp provides solutions and services for complex IT environments including storage and servers, unified communications solutions, IT security solutions and consulting services. More information about CSP is available on the company’s website at www.cspi.com.
To learn more about MODCOMP, Inc., consult www.modcomp.com.

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